Exhibit 99.2

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[GRAPHIC]

Serious
Infections.

Serious
Business.

Statements made during this presentation that are not historicalfact may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by the Company. These and other factors are contained in the Company’s filings with the Securities and Exchange Commission.

[LOGO]

CubicinTM Market Research

February 2004

•      High awareness of Cubist

•                  Second only to Pfizer as developer of agents for Gram-positive infections

•                  Highest among emerging companies in antiinfectives

•      High awareness of CubicinTM

•                  Infectious Disease physicians at 95%

•                  Hospital Pharmacists at 84%

•      Effective messaging

•                  Efficacy against MRSA

•                  Bactericidal

•                  Conveniently dosed

•                  Safety

Source:  Cubist-sponsored market research; N=250

2

Increases in U.S. MRSA Rates

[CHART]

Sources:  NNIS (CDC) and Purcell & Fergie, Texas A&M University, Presented at 2002 IDSA

3

Leading U.S. Gram-positive Agents

Growth of Vancomycin, Synercid & Zyvox

[CHART]

Source:  IMS Health retail and non-retail data

4

CubicinTM: U.S. Market Opportunity
Addressing a Significant Patient Population

US Hospital Infections *	All Courses 2003	Anti Staph** 2003	Vancomycin 2003	% of Vanc Use
Skin/Skin Structure	6,963,868	2,392,782	680,976	24%
Systemic Infections	5,408,820	1,131,329	776,805	28%
Cardiovascular	335,498	91,325	36,906	1%
Genitourinary	6,384,341	439,235	165,300	6%
GI / Biliary	4,081,116	174,790	48,937	2%
Febrile Neutropenia	1,218,890	137,215	82,962	3%
Bone and Joint	654,325	277,220	118,730	4%
TOTAL	25,046,858	4,643,896	1,910,616

		21 MM days	9.5 MM days

Source: AMR 2003; Courses of IV treatment

* Does not include lower respiratory tract infections (All=12.2M; Anti-Staph=802K; Vanc=492K; 18%) or prophylactic use.

**     Anti-staph treatments include vancomycin, oxacillin, nafcillin and cefazolin.

5

CubicinTM Penetration Paradigm

Success Over Time

[CHART]

6

CubiciTM  Label Expansion/Data Publication

•      Label Expansion Studies

•      Phase 3 study in endocarditis/bacteremia

•      Osteomyelitis

•      Renal insufficiency

•      Data Publication

•      Phase 3 cSSSI results

•      Phase 3 cSSSI surgical wound subset analysis

•      Phase 3 cSSSI secondary endpoint and treatment subset analyses

•      VRE

•      Pharmacoeconomicsof vancomycin use

•      Several daptomycin reviews

•      Possible Phase 4 Research Studies

•      Use of CubicinTM  in post-surgical wound infections

•      Line associated S. aureus bacteremia

•      Febrile neutropenia

•      Surgical prophylaxis

•      Transplant patients efficacy

•      Community acquired MRSA

•      Diabetic foot efficacy

•      Pharmacoeconomicstudies

•      CORE(SM) (CubicinTM Outcomes Registry & Experience)

•      A retrospective, multicenter registry program

•      Provides outcomes and pharmacoeconomicdata

•      Data will be published periodically

7

CubicinTM Formulary Trends

A & B Institutions as of 3/31/04

	A	B	Overall
Restricted Acceptances	110	140	250
Unrestricted Acceptances	13	26	39
Rejections *	7	6	13
Total in Type	325	550	875
% Acceptance	95%	97%	96%
% Unrestricted	11%	16%	13%
% Having Met	40%	31%	35%

* All have ordered CubicinTM; As reported by Cubist sales force

8

Distribution of Institutions Ordering

As of 3/30/04

[CHART]

Some institutions have been re-classified since last data presentation

9

CubicinTM Orders vs. Re-orders

[CHART]

10

CubicinTM New vs. Repeat Accounts

New vs. Repeat Accounts, 2004 (5 day rolling average)

[CHART]

11

Comparison of IV Antibiotic Launches

Comparison of Cumulative Sales ($000) from Launch (non-retail IMS data)

[CHART]

Note: CubicinTM data is from ICS; All other data IMS Health non-retail

12

CubicinTM Cumulative Sales from Launch

($000s)

[CHART]

13

               MANAGEMENT DISCUSSION SECTION

Operator: Good morning, my name is Brooke, and I’ll be your conference facilitator today.  At this time, I would like to welcome everyone to the Cubist Pharmaceutical’s First Quarter Earnings Conference Call.  All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer period.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press star then the number two.  At this time, I would now like to introduce Mike Bonney, President and CEO of Cubist.  Thank you.  Mr. Bonney, you may begin your conference.

Michael W. Bonney, President and Chief Executive Officer

Thank you Brooke.  Good morning everyone and thank you for joining us today for our first quarter 2004 conference call.  We will discuss our quarterly results and show you how well the launch of CUBICIN is going.  Joining me today are David McGirr, our CFO, and Chris Guiffre, our General Counsel.  Before we begin I need to read a short Safe Harbor Statement.

Forward-looking statements may be made during this call.  These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected or suggested here.  Such risks and uncertainties are detailed in the company’s periodic filings with the Securities and Exchange Commission.  We’d also like to add that due to significant interest in the launch of CUBICIN, we will be discussing early trends on this call, but disclaim any duty to provide updates on the specific data points mentioned here today.

We are extremely excited to be presenting the results of the first full quarter since the launch of CUBICIN.  We recognize that the usual prescription data sources used by many of you to gauge new product launch trends have been unreliable.  And that there are few benchmarks against which to judge this launch.  So, it is understandable that there is a wide range of opinions on the potential of this product.  Since, this is our first real chance to let our results speak for themselves, it is our desire that you will come away from this call as confident as we are in the very bright future that awaits Cubist, as CUBICIN continues to reach its full potential.

We have made a couple of changes to our format this morning that I would like to highlight.  We have expanded our usual conference call to include a slide presentation, which is available via the web through a link on the front page of our website.  For those of you on the phone you will need to log on to the site to access the slides.  Additionally, we are going to spend a little more time than usual on our presentation so we can clearly communicate the reasons behind our enthusiasm about our launch results.  As in the past we will take questions from phone participants after our prepared remarks.

Let’s get started by discussing what we have seen to date through extensive market research and actual data on the launch thus far.  We will then discuss what we believe the market potential for CUBICIN to be and put the launch into context with the launches of other successful IV antibiotics.  Let’s turn to the first slide.  Here we have results from a market survey that will be completed in February of this year, just three months after the launch of CUBICIN.  Over 250 physicians and pharmacists were surveyed from all over the country.  As you can see awareness of CUBICIN amongst infectious disease docs and hospital pharmacists is incredibly high and the Cubist organization is already seen as a respected player in the infectious disease market.  It also appears that our sales team has been very effective in getting our messages out and that our positioning of CUBICIN as a drug of choice for staph infections is credible and the key messages are resonating well with physicians.  That CUBICIN is bactericidal, has efficacy against methicillin-resistant staph aureus, or MRSA.  And that is the most convenient to use with a once-daily 30 minute infusion.  Just three months into launch, we are very pleased that customers ranked CUBICIN the highest in safety amongst the Gram-positive agents used most often to treat resistant infections.  This list included vancomycin, linezolid and synercid.  Overall we are very pleased with these survey results.

Let’s talk now more about the market in which we’re playing.  To put it all into perspective, almost 90,000 people die every year in the US from hospital infections.  This compares to roughly 900 deaths worldwide for SARS since it was identified, which certainly got everyone’s attention.  90,000 people died just here in the US.  And a growing percentage of these deaths are being caused by resistant bacteria, the most prominent of which is MRSA or Methicillin Resistant Staph aureus.  The next slide shows the growth of MRSA in the hospital, where over 50% of staph isolates are now resistant.  It also shows in one community area in Texas where MRSA rates outside the hospital are growing exponentially.  Physicians are realizing that there is a crisis.  They also realize that there are fewer choices available to treat MRSA infections and that the main stay, vancomycin, is not delivering results as strong as previously seen.

The visibility of MRSA continues to grow within the general public as well.  In fact, 60 Minutes highlighted the MRSA crisis this past Sunday night.  On the next slide you can see the growth of agents used to treat MRSA infections.  Last year, unit growth of vancomycin in the US rose over 17% despite the fact that vancomycin is perceived to be losing its effectiveness against staph.  Linezolid or Zyvox also grew, but the focus of Pfizer’s marketing efforts on Zyvox is on its use in pneumonia and VRE infections.  And most of the use is the oral formulation of the drug.  All markets in which we do not compete.  Now that CUBICIN is launched, the significant advantages of rapid cidality coupled with once-daily dosing in a 30 minute infusion, make it an attractive alternative to older less cidal agents like vancomycin and the static drugs like linezolid for the treatment of MRSA infections.

The next slide gives you an idea of the potential market for drug like CUBICIN, just how big is the pie here.  There is a lot of data on this slides so let me orient you.  These 2003 data are courses of IV antibiotics by therapeutic indication, as reported by Arlington Medical Research or AMR, an independent market research firm.  Systemic infections is code for bacteremia, cardiovascular represents endocarditis and bone and joints represent osteomyelitis.  The first column is the summary of all IV antibiotics prescribed for all the indications.  Note that we have stripped out the numbers for pneumonia and for prophylactic use.

The second column represents all courses of IV antibiotics that treat Gram-positive, mostly staph infections.  This includes vancomycin, first generation cephalosporins like cefazolin and the semisynthetic penicillins, including oxacillin and nafcillin.  The next column over is a subset of the middle column, representing the use of vancomycin, which is really a proxy that we use for MRSA infections.  Although these are courses, we can easily translate these into days of therapy. With an average course of vancomycin of about five days all vanco use, outside of its use in pneumonia, represents almost 10 million days of therapy in 2003.  At about 4.5 days per course for the Gram-positive agents overall, the total market represents about twice that or over 20 million days of therapy.  So let’s do the math.  CUBICIN is currently indicated for use in the treatment of complicated skin and skin structure infections, the top line on this table.  If one thinks of CUBICIN as just a replacement for vancomycin in this indication, at about a $100 per day this opportunity represents about 3 million days of treatment or just over $300 million.  If one believes that CUBICIN will be used for all staph infections of the skin, this market expands to over 10 million days or to over 1 billion in CUBICIN dollars just for the one indication of skin and skin structure.

It should be noted that over 50% of the use of Vancomycin and other Gram-positive agents is off-label or outside the scope of FDA approval.  Despite our inability to promote CUBICIN in areas outside skin and skin structure, our market research indicates that the majority of the use of CUBICIN is in fact off-label.  The pattern of calls into our Medical Affairs Department fits well with these data.  The majority of the incoming calls concern use of CUBICIN in the treatment of bacteremia, endocarditis and osteomyelitis, in that order.  So again, if you think of CUBICIN as just a replacement for vancomycin, including other indications beyond skin and skin structure expands the market potential to almost 10 million days or roughly 1 billion in CUBICIN dollars.  If you believe CUBICIN will be used more broadly as a staph agent, this market doubles to about $2 billion.  Based on these data, it is reasonable to conclude that the market opportunity for CUBICIN could be anywhere between 300 million and $2 billion in the US alone.  Now, let me be clear.  I am not predicting $2 billion in peak year sales.  But, you can perhaps see why the analysts have had such a difficult time sizing this market.  And although it is still much too early in CUBICIN’s life cycle to predict peak year sales or when this peak will occur, based on what we’ve seen to date, we’d not be surprised if CUBICIN peak year sales in the US were to exceed $500 million.  Keep in mind that CUBICIN’s patent protection currently extends to 2019 in the US.  Now this begs the question, how fast do you think it will take to reach peak sales.  Many factors play into this.  We believe the two most important and related factors driving how high and how long it will take to get to peak sales are how quickly doctors will adopt CUBICIN for empiric use and how quickly we can expand the amount of clinical data to support the product.  So let’s talk about these two points for a moment.

Let’s turn to what we know about the use of CUBICIN on the next slide.  As expected, early on we are getting indication that CUBICIN is most often being used after vancomycin has failed.  As I’ve said, this is what we expected given that infectious disease docs want reassurance that a new drug will work in seriously ill patients.  While we are seeing this with first use of the drug, what we are very pleased to see is what we call the wow effect.  Although it is anecdotal, we have gotten very strong feedback that doctors are getting favorable results using CUBICIN in these seriously ill patients.  With these successes, we are seeing a march up the treatment paradigm where doctors are waiting less and less time to switch a patient over to CUBICIN and in one community hospital, we have been told that their vancomycin use has now been completely replaced with CUBICIN.  The pattern of reordering by institutions would also suggest that many physicians are marching up this curve.  To give you another fix on usage, by the end of March, we estimated that between 7,000 and 9,000 patients had been treated with CUBICIN since its launch in early November.  Clearly, we need to generate additional clinical data on CUBICIN as this will decidedly impact the long-term potential of this drug.  So, what we are doing to expand the data set.

On the next slide, you will see a list of, an expansive list of studies and publications underway and planned for CUBICIN.  As we continue to report, enrollment in our Phase III trial in endocarditis and bacteremia is progressing well.  With patients enrolling at 80 centers in the US and 20 centers in Europe and with our continued communication with ICE, the International Consortium on Endocarditis, visibility of this trial is very high.  It is the first registration quality trial on endocarditis in almost 20 years.  Several weeks ago we announced that an independent safety monitoring committee had met to review blinded safety data from the trial and had recommended continuation of the study.  Endocarditis carries a very high mortality rate and we are studying use of CUBICIN at a higher than currently approved dose of 6 mg per kg.  We continue to expect to have data available from this trial in the first half of 2005 and if successful we’ll file an SNDA for the indication as soon as possible after that.  In addition to the endocarditis bacteremia study, we are conducting a study in surgical wound infections and one in renally compromised patients.  We have also approved a handful of investor-initiated studies, data from which we would expect to be presented later this year and throughout next year.

During the quarter, we announced the launch of CORE, the first registry of its kind to collect data on the treatment of nosocomial Gram-positive infections.  We expect data from this registry will not only help us to determine how CUBICIN is being used in the clinic, but it will also provide physicians with data on treatment methods in other institutions and with valuable outcomes data on CUBICIN.  Given the conservative nature of infectious disease doctors, a large component of our marketing efforts to date has been to conduct peer-to-peer education programs for physicians.  Aggressive monthly targets have been established for peer-to-peer contact.  We continue to exceed these targets.  In order to hit them, we have established a network of physicians who are trained to speak about CUBICIN to other physicians.  At our speaker training meetings, physicians with early experience with CUBICIN, either through our compassionate use program or through our clinical trial programs were scheduled to present case studies.  By the third of these sessions, we actually had practicing physicians in the audience who had been so pleased with the performance of CUBICIN, they insisted on presenting their own clinical cases to the group.

On the formulary slide.  On the next slide, we have continued to see very good progress.  As of the end of March 35% of the formulary committees, at our targeted top 900 institutions referred to here A and B, had met and made a decision on CUBICIN.  96% of these had placed CUBICIN on formulary, 13% of these had put the drug on with no restrictions to its use.  As before, we would like to note that despite formulary rejections at some institutions, almost all of the hospitals who chose not to put us on to formulary, have ordered the drug, many of them more than once and that one of the initial rejections we received has now turned into an acceptance, following a subsequent meeting of that formulary committee.

Given all of the information just presented, you can begin to see why we are so excited about the potential of CUBICIN.  We realize that our excitement can only be proven by our results quarter-after-quarter, but we remain confident that we will continue to provide even the most skeptical critics with the proof necessary to recognize the substantial potential of this product and this company.  Why don’t I now turn it over to David McGirr to run through the numbers with you, before I come back to put all of these numbers into context and discuss some additional Cubist activities?  David?

David McGirr, Senior Vice President, Chief Financial Officer, and Treasurer

Thanks, Mike.  As you saw from the press release issued this morning, we netted $6.3 million in CUBICIN sales in the first quarter of 2004.  This is up from $1.7 million in net sales during the fourth quarter of 2003.  On our last conference call we reported net sales for the first eight weeks of this year of $3.1 million.  With 13 weeks in the quarter, you can calculate that during the last five weeks of the quarter, we generated $3.2 million net and that as we went through March, we were progressing at an annual run rate of over $33 million.  This is currently the low end of analyst estimates and would assume no additional growth in CUBICIN sales over what we achieved in March for the remainder of the year, rest assured growth has continued through the month of April.  We wanted to include some additional launch figures that many of you have indicated have been helpful in your analysis and these are included in the next three slides in the deck.  So, let’s move to the next slide.

This slide shows that 1,343 institutions had ordered CUBICIN as of the end of March, and we have broken it down by our A, B, C and D institutions.  We can of course remind you of who these are in the Q&A, if needed.  Out patient centers included here in the D group, represent approximately 30% of sales during the first quarter, a consistent number since early in the launch.

Next slide.  This slide shows, orders versus reorders.  As you can see 69% of the institutions had reordered the drug at least once, up from 58% one month earlier.  You can see that this figure has grown steadily since launch and we are very pleased with this trend.  Next slide please.

This shows the number of institutions ordering daily.  Early trends have carried through and we continue to add approximately 75 new accounts per week through the end of March.  Naturally this pace will not continue indefinitely as we will eventually have saturated the market.  However we do expect to continue to see growth on the repeat order curve where at the end of March we were averaging above 55 accounts per day.  We will now leave this slide up as we cover some other points.  As you can see from the press release our expenses were kept well in check during the quarter.  I would caution you however to stick to our original expense guidance for the year and not just simply multiply the first quarter by four.  We remain comfortable with our expense guidance of about 55 million in base R&D plus around 5 million of one time R&D expense for the move of our Slough operations to Lexington, about 40 million in sales and marketing expenses and about 20 million in G&A expenses for a total of around of 120 million.  Our expenses are likely to be lumpy throughout the year.  Cost of goods improved and was down from 50% last quarter to 38% in the

March quarter.  As we guided in our last conference call, we expect cost of goods to settle in the low 30% area by the end of 2004.  Keep in mind that this cost of goods number includes our royalty to Lilly that averages about 14% of net sales.  Total cash used in the quarter was 32.4 million and we ended the quarter with 110 million in cash and cash equivalents.  Keep in mind that this cash payment included 12.1 million in January relating to our lease termination in the UK which was booked in the fourth quarter of last year.  So the operating cash burn was 20.3 million.  Our net operating cash burn for 2004 being given to you the first time on this call will likely be under $100 million.  Throughout our meetings with investors and over the past few months we have received many questions about the state of our balance sheet and our cash position, so let’s walk through these numbers again.  The debt on our balance sheet is composed of two pieces, the largest of these is a 165 million convertible note due in November of 2008.  It pays a 5.5% coupon, is not quitable, and converts at 47.20 per share.  Given the ‘08 maturity date and our confidence in the potential of CUBICIN, we believe we will either be able to pay off this debt or the stock price will exceed the conversion price before the maturity date.  Naturally, we get frequent calls of offers to restructure this debt.  Given that that would dilute our shareholders three-fold through any type of deal at current market price, we are not interested in pursuing such an option.  We are very comfortable leaving this debt in place.  The remaining 29 million of debt is owned by John Hancock and our goal is to refinance this through a commercial mortgage so as to move out the maturity date.

Returning to a discussion on our cash.  Given our success in the launch of CUBICIN and upon detailed analysis.  We believe that we could reach cash flow breakeven with the cash we currently have on hand and the cash we generate from the daily sales of CUBICIN.  However we also believe that our investors would not be pleased if we allowed our cash reserves to get too slim and that it may not be responsible of us as a public entity, to cut things too close when it comes to cash reserves.  This approach could also hamper our business development and pipeline building activity.  As a result, we will likely return to the capital markets when conditions are favorable for us to do so, although it is not strictly necessary.  With that, I will turn it back to Mike to conclude and open up for questions.  Mike?

Michael Bonney, President, Chief Executive Officer, Director

Thanks David.  As you saw in mid-March we provided top line guidance for CUBICIN of $40 to $50 million for 2004.   This was indeed the first time we had provided CUBICIN revenue guidance.  And to put this into broad context, first year sales of $40 to $50 million would make CUBICIN one of the most successful IV antibiotics ever launched.  We remain very comfortable with this net sales guidance.  Given the paucity of similar product launches, we thought it might be helpful to put this launch into context versus other IV antibiotics.

On the next slide you will see first year launch curves for a handful of IV antibiotics including the first five months of CUBICIN, now granted, these are not strict apples-to-apples comparison.  Prices per day are different, these are not inflation adjusted numbers and our sales are actual sales numbers versus IMS numbers for the rest.  But I think this graph is very helpful on several points.  What strikes me most about this graph is the relative similarity in the slopes of the launches of these drugs regardless of how many resources were applied to their marketing and regardless of the breadth of their approved product labels.  These products represent very different amounts of marketing muscle yet the curves are very tightly packed particularly in the first six months.  I believe this speaks to the innate level of friction in the hospital antibiotic market segment.  As we discussed earlier, we think, this friction relates to formulary acceptance rates, the cautious nature of infectious disease physicians and the progression of doctors up the treatment paradigm curve, as they gain experience.

Additionally, I believe this chart demonstrates that launches can be quite deceiving.  If you were to hide the legend on this chart, you might think the top line would ultimately be the most successful product launch.  In fact the top line is Synercid whose first 12 months of sales were its peak sales.

At the time Synercid filled a very important niche being the only drug available to treat VRE infections and it cornered most of that market.  With the launch of Zyvox about a year later, Synercid sales begin declining, as Zyvox took over as a niche drug for VRE.  Given the early indications of the broad therapeutic use of CUBICIN, we are very pleased to be tracking right between Rocephin, which achieved peak sales in the US of almost $700 million last year, 15 or so years after its launch and Zosyn which achieved peak US sales last year of $370 million, 10 years or so after its launch.  This is entirely consistent with our market forecasts for CUBICIN and one of the main reasons, we are so confident in this launch.  With that why don’t I spend a couple of minutes updating you on other Cubist activities?

As you saw last week, we have discontinued our internal investment in the oral Ceftriaxone program.  Unfortunately, the bioavailability we were able to achieve in animal models did not correlate well with what we saw in the human studies.  The blood levels achieved in the studies were variable and did not meet the threshold criteria we had set forth for the program.  We do believe we added significant value to the technology and we will explore the possibility of out licensing it.  That now, leaves us with an empty pipeline given that our internal efforts are still at the research stage.  So, what are we doing about it?  Since we received FDA approval for CUBICIN and have launched the drug ourselves in the US through a hospital focused sales team, we have become a much more attractive partner than we were prior to the launch.  In fact our business development team has been extremely busy investigating options.

There are three areas in which we would be interested in pursuing deals.  Naturally our current interests lie within the anti-infective hospital space.  So, we can best leverage our internal development expertise and also our commercial infrastructure.  Our definition of the anti-infectives hospital space includes antivirals, antibiotics and antifungals.  Our first priority is to find a late stage – is to find late stage development products with clear development pathways.  We are also interested in currently marketed products that would fit well with our sales force call points and could be layered on down the road.  We are also interested in late pre clinical or early clinical candidates.  While there are not dozens of these out there, we have found a handful of interesting options that match with our financial parameters.  We are currently in discussions at various stages with a variety of companies, so stay tuned.  With that, why don’t we open it up to questions.  Brooke.

               QUESTION AND ANSWER SECTION

Operator:  At this time, I would like to remind everyone, if you would like to ask a question, please press star then the number one on your telephone keypad.  We will pause for just a moment to compile the Q&A roster.

Your first question comes from Matt Duffy with Black Diamond Research.

<Q – Matt Duffy>: Good morning.  I wondered what the success has been with the unit cost …

<A – Michael Bonney >: Matt, I cannot hear your question.  You are breaking up.

Operator:  His question has been withdrawn.  Your next question comes from Tom Shrader with Harris Nesbitt.

<Q – Tom Shrader>: Hi, thanks for taking my call from this trusty land line.  I have kind of a mundane question, but I think it’s important.  As we all expect, you are getting all kinds of use in exotic applications.  What are you hearing back in garden-variety skin and soft tissue infections?  And, what’s the best plan to capture some data that it’s working better than vancomycin in everyday infections or everyday MRSA infections.  Can you just walk us through how you show it’s better and how you get that information to physicians?

<A – Michael Bonney>: Sure Tom.  We are hearing — what we are hearing in terms of it’s use in skin and skin structure is actually very consistent with what we are hearing in most of the stories that we hear about the drug, which is it is working very, very nicely.  In terms of how we capture data showing advantages over vancomycin, I think the first thing I would say is, we already have, I believe, very strong data there.  In the Phase III clinical study, studies in skin and skin structure, we demonstrated that CUBICIN can not only treat an MRSA infection at least as well as vancomycin, it also treats an MSSA infection as well as the semisynthetic penicillins.  The first time that folks have had a rapidly cidal agent that has been able to demonstrate that level of efficacy.  And, despite the fact that the bulk of the competitor were the semisynthetics, patients treated with CUBICIN were treated with one less day therapy.  That said, embedded in our investigator initiated studies and in the CORE registry, our opportunity is to demonstrate superiority to vancomycin.  There are also secondary endpoints in the endocarditis and bacteremia study that have the possibility of demonstrating superiority as well.

<Q – Tom Shrader>: In these investigator studies, do you – are they free to publish what they want when they want or is there some collaboration on that element?

<A – Michael Bonney>: Well there is always a collaborative element to these studies, but yes they’re are able to publish the data from these studies.

<Q – Tom Shrader>: Okay.  Thanks a lot.

<A>: Sure.

Operator:  Your next question comes from Steve Harr with Morgan Stanley.

<Q – Steven Harr>: Yeah, good morning.  A couple of questions.  The first one, you said that you can get to profitability with your current cash, given that you have around 110 million and you are telling us that your operating burn for the rest of the year, if I were just to back out what you have done so far, would probably be in the 70 to 75 million range.  Does that mean do you expect profitability next year?

<A – David McGirr>: Steve I think, what I said was cash flow breakeven.  There is obviously a GAAP difference between GAAP profitability and cash flow breakeven.  But not quibbling over that,

what we are seeing is with the cash we have on hand today and the cash we are generating from the sales of CUBICIN and looking forward through our models, we do see where we could get to cash flow breakeven.  It does get tight.  It would be a skinny amount of cash in the bank, but it could be done and that’s how we’ve modeled it.

<Q – Steven Harr>: Do you, I guess given the run rate that your guidance suggests for the end of this year, it would suggest that you expect operating expenses to come down pretty significantly next year.  Is that a reasonable assumption or are you going to need to continue to invest in CUBICIN to expand the post-marketing experience?

<A>: There will still be –investments post the end of this year, obviously, because we will still be working on some of these trials and the investor initiated studies.  But, I think what we are saying is that with the ramp in the CUBICIN sales and the cash that those sales will generate, the metrics change quite significantly in our favor, Steve.

<Q – Steven D. Harr>: Okay.  And then, when you get to – on this CORE database, does that only collect CUBICIN usage, or are you looking at all Gram-positive anti-infectives?  And then, are physicians being paid to collect these data?

<A>: Hi, Steve, yeah.  We collect only CUBICIN data, and the participating hospitals are paid a very modest amount for collecting the data.

<Q – Steven D. Harr>: Okay.  Would you have any – and, can you let us know - what is that number?

<A>: I am not going to disclose what we are paying the docs.  It’s really just what is a market competitive fee for putting the data into a database.  It’s mostly going to the pharmacy, not to the physicians, because they are the ones who are actually putting the data into the database.

<Q – Steven D. Harr>: They actually do the work? Okay.

<A>: Yeah.

<Q – Steven D. Harr>: And then, one last question on the one-time charges; there are a bunch of them at the end of last year, and none now, are those over?

<A – David McGirr>: Well, the one-time charges last year were to do with the building of Slough and writing off the lease.  We do have around $5 million of one-time type charges we are going to take this year to complete the move of the people, to pay severance to people who are not coming to complete the build out of our pilot fermentation plant here in Lexington.  So, for purposes of the calculation, we booked 5 million in number this year.

<Q – Steven D. Harr>: Great.  Thank you very much.

Operator:  Your next question comes from Eun Yang with Wells Fargo.

<Q – Eun Yang>: Hi, I have a few questions.  First question is, you guys have been saying your European filing decision may occur sometime this year.  I am just wondering if you can give us some more guidance on when that might happen.  And, the second question is, second manufacturing facility, which is going to be – which is actually expected to be ready by mid of this year.  And, could you tell us the capacity increase with that facility being ready?  And, the third question, which is the last question is there is an article came out, that actually you guys just sent us, looking at the direct medical cost associated with the vancomycin use, and although a drug is itself is cheap, if you include all other costs – the extra costs that go into vancomycin use, it seems to me it comes out close to the CUBICIN product.  So, I am just wondering if the increase in

CUBICIN sales has anything to do with this kind of a steady pharmacoeconomic aspect of a CUBICIN use in the hospital setting?  Thanks.

<A – Michael Bonney>: Well, a host of questions there, Eun.  First, on the European filing decision, we and Chiron both remain committed to announcing the timing of that – making that decision and announcing the timing of the European filing in the first half of this year.  So, stay tuned.  On the second manufacturing site, we are tracking about on-schedule on this one, and the minimum increase in capacity is about two-fold better than what our current supply is, but could be scaled well beyond two-fold better if necessary.  And in terms of the direct medical costs of vanc, and the impact on our sales to-date, that study actually didn’t hit the Street until the very end of the third quarter.  So, I don’t think you can attribute results that we are presenting today to that study.  Clearly, CUBICIN is a more expensive drug to acquire, but I think what that study indicates is that the difference in using the drug for the hospital overall is very – between CUBICIN and vancomycin – is minimal.  And, given its rapid cidality, and the fact that in the Phase 3, patients on CUBICIN required one less day of IV antibiotic therapy, there is a case to be made that from a total hospital cost basis, CUBICIN is not more expensive, in fact, may save the hospital money.

<Q – Eun Yang>: So, I mean what you are hearing in the hospitals and from doctors that because of this study came out like toward end of the last year, are they saying that they are more likely, are more likely to use CUBICIN?  What are you hearing from the hospitals?

<A – Michael Bonney>: I think that this is just one, in a host of messages and data sources that we use to support the marketing of the drug for complicated skin and skin structure infections, Eun.  So, I wouldn’t over emphasize this one element, it is part of the marketing mix.

<Q – Eun Yang>: Okay.  Thanks very much.

Operator:  Your next question comes from Joel Sendek with Lazard.

<Q – Joel Sendek>: Thanks.  Couple of questions.  First on the gross margin, what is the trigger for the improvement that you project from the 39% rate down to the lower 30’s?

<A – David McGirr>: Joel, that’s a process issue.  As we generate more volume, and we get more efficient at doing this, we see improvement in the cost.  The royalty payment to Lilly is somewhat of a fixed number, but the process improvement comes through.

<Q – Joel Sendek>: Okay.  So, that will just take place over time there is not the one particular event?

<A – David McGirr>: Yeah, we are not looking for step function.  I would just trend it from where we are now down to the, you know, 38 to the low 30’s.

<Q – Joel Sendek>: Okay.

<A – David McGirr>: in a straight line, I wouldn’t try and put a step in there.

<Q – Joel Sendek>: And, do all the sales this quarter reflect true demand?  Is there any kind of stocking at any level?

<A – Michael Bonney>: No.  There is really not any significant stocking Joel.  As you know, we ship direct from ICS to the ordering institution, whether that be a hospital or an outpatient clinic.  So, the only inventory that exists is that which is sitting in the shelves of the hospital while they’re – the vials that are yet to be used once they start a patient on the drug.

<Q – Joel Sendek>: Okay.  And then, on sales people, I think the last time you mentioned you have 75 sales people.  Has that changed at all, any anticipation, of fluctuations there upward or downward?

<A – Michael Bonney>: That has not changed from the last time.  We are, and will continuously through the life of our activities as a commercial entity assess whether we believe that adding resources, whether they be additional sales people, or marketing spend and so forth generates a near-term return for our shareholders.  And, if the answer to that is, yes, then we will make adjustments and if the answer to that is, no.  Then, we won’t.  And, that’s, you know, we are getting far enough into the marketplace where its time for us to start taking a look at that.

<Q – Joel Sendek>: Okay.  And, if I can, sorry, just ask one more follow up to the European filing question.  You said that there will be a decision made.  What are the potential outcomes?  Can you at least share with us what the decision could be one way, or the other?

<A>: Sure.  Basically, we are progressing with Chiron taking the lead of course, a 2 by 2 matrix.  One question that is being pursued is, do we file centrally or do we go through a mutual recognition process?  And, the reason that this is even a question in today’s world is that the last two IV antibiotics to be approved in Europe went through a mutual recognition process, that’s both Linezolid and Synercid.  So, we are – that’s one side of the matrix.  The other side of the matrix is do we go forward in the EU with a single indication for complicated skin and skin structure, or do we wait for the endocarditis results?  And that really relates to what kind of pricing flexibility Chiron will have when the drug is ultimately approved.  They have been engaged in activities to work though this matrix.  And, again, we are committed to making a decision and announcing that with Chiron in the next – in the first half of this year.  So, what you are basically framing now is sometime later this year to sometime later next year.

<Q – Joel Sendek>: Thanks a lot.

<A>: Thanks.

Operator:  Your next question comes from Jason Kantor with WR Hambrecht.

<Q – Jason Kantor>: Hi, thanks for taking my call.  A couple of questions.  As you’re sort of tracking things going into April, how are the reorder size, or the first order sizes shaping up.  I think before you said most first orders were a single box, and reorders were about 50% bigger.  Is that still the case, or is that tracking in a different way?

<A – David McGirr>: Well, I think Joel, with the 50% markup of the – Jason, sorry, the 50% multiplier is still a pretty good number to work with.  Your model is probably the most precise one we have seen out there.  So, we know the background to this question.  But, the trends I think as we said are maintaining what you see on the information we have given you.

<Q – Jason Kantor>: Terrific.  And do you, your R&D guidance or expense guidance, does that include any assumptions for in-licensing new products, or would any in-licensing now be incremental to your forecast spend?

<A – David McGirr>: That one is – the way we budget, just to help you is that – we work on a base budget, and then we have modules.  And, we have, as we progress through 2004, various module options, and having obviously changed the OCTX plan and the CAB-175 plan, we are able to look at plotting in other modules which would accommodate in-licensing activity.  So, the numbers that we have given you assume we follow the plan.

<Q – Jason Kantor>: So as you’ve lost things from your pipelines, you are basically not changing the budget, but looking for other things to fill those expense expectations?

<A – Michael Bonney>: Correct.

<Q – Jason Kantor>: Okay.  Do you any sense of what the average days of treatment out there are in these 7,000 to 9,000 patients?

<A>: It’s really very wide, and we have not gotten the quantitative data at this point on what the average is.  We have just made assumptions based on what the averages are of the competitive products, and the kinds of patients that we’ve reflected in the market research results we spoke of earlier.

<Q – Jason Kantor>: And, just one last question; this 30% of use that’s in the outpatients, I guess infusion center setting, have you got any better understanding of what the primary use is in that setting?

<A>: Yeah.  There is really three types of uses, if you will.  I think the first thing to mention though is that these are the same infectious disease docs writing the prescriptions for the outpatient world as are targeted in the Top 900 hospitals.  So, we are viewing this as really a reflection of our efforts to – and the success of our efforts to really position this drug as we articulate it.

<A>: There’s really, market research suggest there’s three kinds of situations.  One is, a step down, which is fairly traditional and what one would expect a patient who started on CUBICIN in the hospital, and once the physician sees some improvement, they finish the course of therapy with the patient as an outpatient.

<A>: We are also seeing step-down from other agents, which is a little bit of surprise again this early in launch.  And, I think reflects the advantage of the single daily dose the half hour infusion and so forth.  Its just much easier, whether a patient coming into a infusion center, or being trained how to infuse at home it’s much easier to deal with single infusion than multiple infusions a day.  And, the third use is, frankly, some number of infectious diseases docs are prescribing CUBICIN for outpatient treatment from the get-go.  And, it’s our hypothesis that this is going on particularly in institutions that have a hard and fast rule of no new drug is used in this institution for six months.  And, doctors anxious to get experience with the drug, the see the MRSA problem.  And so, they are just starting patients in the outpatient setting where there are not the formulary restrictions that there may be in the hospital.

<Q – Jason Kantor>: Thank you very much.  Congratulations.

<A>: Thanks, Jason.

Operator:  Your next question comes from Eric Halseth with UBS.

<Q – Eric Halseth>: Yeah.  You had mentioned earlier that physicians are going outside the indication for CUBICIN.   Are they using it  you know, are you getting reports back that they’re using it for meningitis, other infections.  And second, do you sell any product of CUBICIN outside the United States?

<A – Michael Bonney>: Okay, Eric.  Market research does indicate that the majority of the use to date is outside of skin and skin structure.  And, we haven’t gotten quantitative data on where they are using it, but what the predominance of cause for medical affairs which is what we are using as a surrogate for this.  are, within bacteremia endocarditis and osteomyelitis infections of the bone.  We have had inquiries about meningitis, but I cannot sit here and confirm that it has been used for that indication at this point.  In terms of outside of the US, as we sit here today, there is no – there are no sales of CUBICIN outside the US.  We have partners in Israel, Medison Pharma, who are going through the regulatory process there and a partner in Taiwan who is preparing to go through the regulatory process there as well; and as we mentioned earlier, we and Chiron will announce the decision on the regulatory filing for the EU in the first half of this year.

<Q – Eric Halseth>: Do you have any meetings with any of these infectious disease doctors that you are going to be presenting out in the next – like six months?

<A>: Yeah, the two largest meetings in the infectious disease community are ICAAC and IDSA both of these meetings are held in the fall.  And the presentations for those meetings have not yet been finalized from the standpoint of the societies, they haven’t yet declared what will be included or not included.  We have submitted a series of presentations and abstracts and so forth, looking at both microbiologic data, as well as, clinical data.  But we don’t know yet what’s been accepted or not.

Operator:  Your next question comes from Stephen Sabba with KCM Capital.

<Q – Stephen Sabba>: Hello.

<A>: Hi.

<Q – Stephen Sabba>: Hi, I’m Steve Sabba actually with KCM, Kilkenny Capital.  Thanks for taking my question.  I want to ask you about the drop shipping, that must be more – is that more expensive?  I would think that’s more expensive and at what point would you say that you are ready to just go to normal wholesaler channels.  I think that’s my main question.  And then my second question is where did – I see that you actually – it seems like your cash went down about 30 million from cash and investments from the end of Q4.  Did some of that go into capital expenditures, and what would your CapEx estimates be for the year?  Thanks.

<A>: Okay.  Let me handle the drop shipment question and I will turn it over for Dave for the CapEx question.  Drop shipping is a method that we chose to launch this drug with because of the availability of real time data.  Let me explain what that means.  With the way we are distributing this product, every morning when I come into work or when a salesmen logs on to his or her own computer, they know which of their accounts ordered the drug yesterday.  And that allows us to really follow up very quickly at the sales level and to have conversations with physicians about moving up this paradigm, as we talked about earlier.  So, while we do ship to more sites than we would if we went through a wholesaler model, it is our view that the value of the data that we are getting on a daily basis more than justifies the increased shipping cost.  At this point I’m not going to opine on where – at what time we would move to a traditional wholesaler shipping model.  With that David, why don’t I turn it over to you to answer the CapEx question.

<A – David McGirr>: Sure.  There was a little bit of CapEx in Q1, we are not a big CapEx spending house.  We – this year we’ll spend slightly more around $5 million, because we are building a new fermentation pilot plant here in Lexington, some of that was spent in the first quarter.

<Q – Stephen Sabba>: Okay.  So ‘cause the net loss is 23 million but the cash dropped by significantly more.  So I am just wondering where it went.

<A>: Sorry, maybe I can address that – we had a lease termination charge in the UK, which was booked in the fourth quarter of ‘03, but the cash went out.

<Q – Stephen Sabba>: I see..

<A>: In the first quarter of ‘04.

<Q – Stephen Sabba>: Okay, thanks.  That explains it.

Operator: Your next question comes from Wade Scott, private investor.

<Q – Wade Scott>: Good morning, where do we stand on insurance coverage for CUBICIN.

<A>: Wade, that question was insurance coverage for CUBICIN?

<Q – Wade Scott>: Yes sir.

<A>: You mean reimbursement?

<Q – Wade Scott >: Yes

<A>: In the hospital environment reimbursement is not done in the vast majority like 99.5% of the cases, on a line item basis.  By that what I mean is hospitals are reimbursed on a capitated schedule called a Diagnostic Related Group DRG is what it’s referred to.  So, when a patient presents, the treating physician fills out a form that indicates what the diagnosis is and then the payer private or government basically says, okay to treat this patient, you get x amount of dollars.  And if the hospital can treat the patients for less than that, they make a positive margin and if they cannot they lose money.  So there are no issues with reimbursement in the hospital environment.

In the out patient environment drugs are reimbursed on a line item basis and to date we have had no issues with reimbursement from either public or private payers.

Operator:  Your next question comes from George Klein with Gauss Capital  .

<Q – Skip Klein>: I am Skip Klein and it’s Gauss Capital, it could be me.  I had a couple of quick questions for Mike and then one for David, one on the endocarditis trial are there additional DSMB looks for futility or safety before the trial matures?

<A>: There are periodic looks at the data, but given the rate of enrollment it’s an open question whether any of those would actually be executed or not.  Given the time lag between when we hit the enrollment numbers to trigger our next review and getting the data to the DSMB.

<Q – Skip Klein>: Okay.  And then in terms of your question, the question was asked earlier about 30% ambulatory kind of use.  Are you working with institutional pharmacy providers like Omnicare to address the long-term care, or prison market?

<A>: We certainly are looking at all distribution channels, if you will where patients are treated with serious staph infections.  In general, remember Skip that whether the patient’s in a long-term care market, in a prison market or whatever it’s the infectious disease community that is often used to establish the treatment paradigms.  Those are our call targets at this point anyway.  So we are getting some traction there.

<Q – Skip Klein>: What I am understanding, is the consulting pharmacist maybe with an ID consult do go into nursing homes and potentially could be prescribing this, but some of it will depend upon reimbursement in that environment for this versus some of the alternatives

<A>: Right and we do have a reimbursement effort underway, but this is given the size of that market that’s not the highest priority.  We have had some conversations with the large consulting pharmacy organizations like the one you mentioned, but it is not a high priority for us at this point in the launch.

<Q – Skip Klein>: But that’s to come, that’s great.  And then for David, I was just thinking about you know, given what you said about the balance sheet in cash flow, how do you think in your own mind about equity versus an additional convertible debenture or is there some type of specialty financing vehicle that might be in conjunction with an in-license that could solve the tightness of the cash situation?

<A>: I will obviously, look at all the opportunities that are available to the market.  I think with the shape of our balance sheet at the moment, we are interested obviously in the equity side.  We think that it’s most likely that in the future will be an equity issue, but we don’t rule out anything, if it makes sense.

<Q – Skip Klein>: So, but just so I am clear, you don’t view a convertible debenture because they are done overnight quickly, you know, 2-3% coupon, 5-7 year type of thing that would not be something you’d view as equity.

<A>: I would not view that as equity.

<Q – Skip Klein>: and then I guess finally just following up, the in-licensing if you did an in-licensing is it possible that that would come with some financing that would provide enough cushion to cover the need for cash?

<A>: We are very creative in terms of how we interact with potential partners.  So I wouldn’t rule out any option, but neither would I commit to one at this point.

<Q – Skip Klein>: Okay.  Great, thank you.

Operator:  Again I would like to remind everyone in order to ask a question please press star then the number one on your telephone keypad.  One moment please.  Our next question comes from Wade Scott, private investor.

<Q – Wade Scott >: Yes, what information can you share from the CORE registry?

<A>: The CORE registry was just kicked off in the first quarter, so there isn’t information available from that at this point.  We are just assembling the data from the first group of patients with the hospitals that are participating are entering as we speak.

<Q – Wade Scott >: Okay thank you.

Operator:  At this time – your next question comes from Michael Higgins, CCL Partners.

<Q – Michael Higgins>: Hi, thanks for taking my call.  Just to follow up on the CORE registry, when do you think you will be able to provide some information regarding that?

<A>: We are working with in external independent advisory committee on this.  And they are really the ones that will drive with us when these data are mature enough, if you will, when there is enough of it to present.  We would anticipate by the end of this year, there will be some presentation of data from the CORE registry.

<Q – Michael Higgins>: Do you know what kind of information they will be providing?

<A>: Given that the databases are not yet populated, no.

<Q – Michael Higgins>: Okay.  Thanks.

Operator:  At this time there are no questions Mr. Bonney, do you have any closing remarks?

Michael W. Bonney, President and Chief Executive Officer

Yes Brooke.  Thanks very much for joining us today everybody.  Our next conference call will be on the 5th of August, where we will review second quarter results.  If you have any further questions please don’t hesitate to give Jen LaVin a call.  Thanks a lot.

Operator: Thank you.  This concludes the Cubist Pharmaceuticals first quarter earnings conference call.  You may now disconnect.

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